UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 23, 2015

Lumber Liquidators Holdings, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-33767 (Commission File Number)	27-1310817 (I.R.S. Employer Identification No.)

3000 John Deere Road, Toano, Virginia (Address of principal executive offices)	23168 (Zip Code)

Registrant’s telephone number, including area code: (757) 259-4280

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry Into a Material Definitive Agreement.

Entry into Second Amended and Restated Credit Agreement

On April 24, 2015, Lumber Liquidators Holdings, Inc. (the “Company”) and its domestic subsidiaries, including Lumber Liquidators, Inc. (“LLI”) and Lumber Liquidators Services, LLC (“LL Services” and, collectively with LLI, the “Borrowers”), entered into a Second Amended and Restated Credit Agreement (the “Credit Agreement”) with Bank of America, N.A. as administrative agent, collateral agent and lender (the “Bank”). The Credit Agreement amended and restated the Amended and Restated Revolving Credit Agreement that was entered into between Lumber Liquidators, Inc. and the Bank on February 21, 2012 and amended on March 27, 2015 (the “Existing Revolver”). Under the Credit Agreement, the Bank increased the maximum amount of borrowings under the revolving credit facility (the “Revolving Credit Facility”) from $50 million under the Existing Revolver to $100 million (but subject to the borrowing base described below). The Borrowers also have the option to increase the Revolving Credit Facility up to a maximum of $175 million subject to the satisfaction of the conditions to such increase specified in the Credit Agreement.

The payment and performance of the Borrowers’ obligations under the Revolving Credit Facility (as well as certain cash management and bank product obligations that may be owing to the Bank or its affiliates by any of the Borrowers or the Guarantors described below) are guaranteed by the Company and its other domestic subsidiaries other than LLI and LL Services (collectively, together with the Company, the “Guarantors”) and are secured by first-priority security interests in all of the Borrowers’ and Guarantors’ inventory, accounts receivable, credit card receivables, deposit accounts, securities accounts containing proceeds of inventory or receivables, and certain related general intangibles, insurance proceeds, letters of credit and letter of credit rights, commercial tort claims, chattel paper, instruments, supporting obligations, documents, investment property and payment intangibles of the Borrowers and the Guarantors, and the proceeds of any of the foregoing, and all books and records of the Borrowers and the Guarantors relating to any of the foregoing.

The Revolving Credit Facility matures on April 24, 2020. The Borrowers’ right to obtain any loan or letter of credit under the Revolving Credit Facility is subject to their compliance with customary funding conditions as specified in the Credit Agreement, including that all representations and warranties of the Borrowers and the Guarantors in the Credit Agreement and related loan or collateral documents must be true and correct in all material respects, no default or event of default may then exist under the Credit Agreement (both before and after giving effect to each credit extension under it), and that the total outstanding loans and letters of credit may not exceed the maximum aggregate amount of credit permitted to be outstanding under the Credit Agreement after giving effect to the new loan or letter of credit.

The Revolving Credit Facility is available to the Borrowers up to the lesser of (1) $100 million or (2) a borrowing base equal to the sum of specified percentages of the Borrowers’ eligible credit card receivables and eligible inventory in the United States (the percentages and eligibility requirements for the borrowing base are specified in the Credit Agreement), less certain reserves established by the Bank in accordance with the terms of the Credit Agreement. Letters of credit are subject to a sublimit of $20 million under the Credit Agreement, an increase from $10 million under the Existing Revolver. The Credit Agreement requires prepayment of the loans under the Revolving Credit Facility and cash collateralization of the letters of credit outstanding under the Revolving Credit Facility if and to the extent that the aggregate outstanding amount of such loans and letters of credit exceed the maximum amount then permitted to be outstanding under the terms of the Credit Agreement.

The Credit Agreement generally maintains the interest rates and fees of the Existing Revolver. Loans outstanding under the Revolving Credit Facility can bear interest based on the Base Rate or the LIBOR Rate, each as defined in the Credit Agreement. Interest on Base Rate loans is charged at varying per annum rates computed by applying a margin ranging from 0.125% to 0.375% over the Base Rate (which is defined in the Credit Agreement as the greatest of the Bank’s prime rate, a specified federal funds rate plus 0.50%, or the one-month LIBOR Rate plus 1.00%), depending on the Borrowers’ average daily excess borrowing availability under the Revolving Credit Facility during the most recently completed fiscal quarter. Interest on LIBOR Rate loans and fees for standby letters of credit are charged at varying per annum rates computed by applying a margin ranging from 1.125% to 1.375% over the applicable LIBOR Rate (for one, two, three or six month interest periods as selected by the Borrowers) depending on the Borrowers’ average daily excess borrowing availability under the Revolving Credit Facility during the most recently completed fiscal quarter. The Borrowers also pay a fee for each commercial letter of credit that is issued under the Revolving Credit Facility at the rate that is one-half of the rate then used to compute fees for standby letters of credit under the Revolving Credit Facility. In addition, the Borrowers pay an unused commitment fee of 0.15% per annum on the average daily unused amount of the Revolving Credit Facility during the most recently completed fiscal quarter. Interest on Base Rate loans and all letter of credit fees are payable quarterly and interest on each LIBOR Rate loan is payable at the end of the loan’s interest period (but not less frequently than quarterly). In the event there is ever more than one lender under the Revolving Credit Facility, the Borrowers also will pay a fronting fee for each letter of credit issued thereunder at a rate to be mutually agreed by the Borrowers and the letter of credit issuer (but not to exceed 0.125% per annum). If an event of default exists under the Credit Agreement, the Bank may increase the rates used to compute interest on loans and fees for letters of credit by two percentage points (2.00%).

The Credit Agreement contains a financial covenant to maintain a fixed charge coverage ratio of at least 1.0 to 1.0, calculated quarterly on a trailing four quarters basis, that becomes effective only when specified availability under the Revolving Credit Facility falls below the greater of $10 million or 10% of the maximum revolver amount. The Credit Agreement also contains a number of covenants that, among other things, grant certain inspection rights to the Bank and limit or restrict the Company’s cash management and the ability of the Company and its subsidiaries to incur additional liens; make acquisitions or investments; incur additional indebtedness; engage in mergers, consolidations, liquidations, dissolutions or dispositions; pay dividends or other restricted payments; prepay certain indebtedness; engage in transactions with affiliates; and use proceeds. The Credit Agreement contains customary events of default. If an event of default occurs, the lenders are entitled to accelerate the advances made thereunder and exercise rights against the collateral.

As of April 24, 2015, a total of $20,871,000 of loans and letters of credit were outstanding under the Revolving Credit Facility.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the full text of the Credit Agreement, which has been filed with this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference.

Item 2.02	Results of Operations and Financial Condition.

On April 29, 2015, the Company issued a press release announcing certain financial and operating results for the quarter ended March 31, 2015. A copy of the press release is being furnished as Exhibit 99.1 to this report and is incorporated by reference into this Item 2.02.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

See Item 1.01 above, the content of which is incorporated herein by reference.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 23, 2015, the Company and Daniel E. Terrell agreed that Mr. Terrell’s role as the Company’s Chief Financial Officer will terminate effective June 1, 2015. In connection therewith, the Company and Mr. Terrell entered into a Consultancy, Separation and Release Agreement (the “Consultancy Agreement”) on April 28, 2015, described in further detail below.

In addition, on April 24, 2015, the Company appointed Gregory A. Whirley, Jr. as Senior Vice President, Finance and he will serve as Interim Chief Financial Officer beginning on June 1, 2015. Mr. Whirley’s employment with the Company is expected to begin on or about May 11, 2015.

Prior to his appointment, Mr. Whirley, age 38, was a senior manager at Ernst & Young, where he had been employed since 2002. Mr. Whirley was appointed pursuant to the terms of an offer letter agreement, dated April 24, 2015 (the “Offer Letter Agreement”), also described below.

On April 29, 2015, the Company issued a press release announcing Mr. Whirley’s appointment. A copy of the press release is attached hereto as Exhibit 99.1 to this report and is incorporated by reference into this Item 5.02.

Consultancy Agreement

The Consultancy Agreement with Mr. Terrell provides that he will perform consulting services for the Company for a period beginning June 1, 2015 and ending September 1, 2015, or earlier if terminated by the Company for cause, by Mr. Terrell for good reason or upon a change of control (as those terms are defined in the Consultancy Agreement). In exchange for his consulting services during this period, Mr. Terrell will receive payments of $6,936 per week (the “Base Rate”), will remain eligible for general health and other employee benefits to which he was entitled as chief financial officer and will retain employee status pursuant to his existing option and restricted stock agreements. The Consultancy Agreement also provides that, following the conclusion of the consultancy period, Mr. Terrell will receive 52 weeks of pay at the Base Rate, subject to Mr. Terrell’s compliance with the terms of the Consultancy Agreement, including the restrictive covenants described below, and his execution of and compliance with the release of claims contained therein.

The Consultancy Agreement contains restrictive covenants relating to the protection of confidential information, non-competition and non-solicitation of Company employees or customers and non-interference with contracts. The non-competition, non-solicitation and non-interference covenants continue generally for a period of 12 months following the last day of the consultancy period.

The foregoing description of the Consultancy Agreement is qualified in its entirety by reference to the full text of the Consultancy Agreement, which has been filed with this Current Report on Form 8-K as Exhibit 10.2 and is incorporated herein by reference.

Offer Letter

The Offer Letter Agreement with Mr. Whirley provides that Mr. Whirley will receive an annual base salary of $300,000. Mr. Whirley also will receive a $75,000 signing bonus, which must be repaid by Mr. Whirley in its entirety if Mr. Whirley voluntarily resigns without good reason or is terminated for cause within the first year of his employment. He will be eligible to participate in the Company’s annual bonus plan for executive management, with a target payout of 50% of his annual base salary and the opportunity to earn a maximum of 200% of his target payout. In addition, the Company will recommend to its compensation committee that Mr. Whirley receive an equity award, consisting of 75% options and 25% restricted stock, with a total cumulative value of $300,000.

Pursuant to the Offer Letter Agreement, if Mr. Whirley’s employment is terminated without cause or he resigns with good reason (as those terms are defined in the Offer Letter Agreement), he will be entitled to salary continuation in the amount equivalent to his base salary in effect as of his termination date for 52 weeks, subject to standard payroll deductions and withholdings. If within six months following a change of control (as that term is defined in the Offer Letter Agreement), Mr. Whirley’s employment is terminated by the Company without cause or he resigns with good reason, and he executes a release of claims, then he will be entitled to a lump sum severance payment equal to twelve (12) months of his base salary in effect as of his termination date, subject to standard payroll deductions and withholdings.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of April 24, 2015, among Lumber Liquidators Holdings, Inc. and its domestic subsidiaries, including Lumber Liquidators, Inc. and Lumber Liquidators Services, LLC (collectively, the “Borrowers”) and Bank of America, N.A. as administrative agent, collateral agent and lender.

10.2	Consultancy, Separation and Release Agreement, dated April 28, 2015, by and between Lumber Liquidators Holdings, Inc. and Daniel E. Terrell.

10.3	Offer Letter Agreement with Gregory A. Whirley, Jr., dated April 24, 2015.

99.1	Press release, dated April 29, 2015, regarding financial results for the quarter ended March 31, 2015 and transition in senior management.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

LUMBER LIQUIDATORS HOLDINGS, INC. (Registrant)

Date: April 29, 2015	By:	/s/ E. Livingston B. Haskell
E. Livingston B. Haskell
Secretary and General Corporate Counsel

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amended and Restated Credit Agreement, dated as of April 24, 2015, among Lumber Liquidators Holdings, Inc. and its domestic subsidiaries, including Lumber Liquidators, Inc. and Lumber Liquidators Services, LLC (collectively, the “Borrowers”) and Bank of America, N.A. as administrative agent, collateral agent and lender.

10.2	Consultancy, Separation and Release Agreement, dated April 28, 2015, by and between Lumber Liquidators Holdings, Inc. and Daniel E. Terrell.

10.3	Offer Letter Agreement with Gregory A. Whirley, Jr., dated April 24, 2015.

99.1	Press release, dated April 29, 2015, regarding financial results for the quarter ended March 31, 2015 and transition in senior management.